CERTIFICATE OF AMENDMENT
OF THE RESTATED CERTIFICATE OF INCORPORATION OF
IKANOS COMMUNICATIONS, INC.
Ikanos Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 9, 2004.

SECOND: The Amendment of the Restated Certificate of Incorporation of the Corporation in the form set forth in the following resolutions has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Corporation:
RESOLVED, that Paragraph A. of Article IV of the Restated Certificate of Incorporation as presently in effect be, and the same hereby is, amended and restated to read in its entirety as follows:
“A. The Corporation is authorized to issue two class of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is four hundred twenty-six million (426,000,000) shares, consisting of four hundred twenty-five million (425,000,000) shares of Common Stock, par value $0.001 per share, and one million (1,000,000) shares of Preferred Stock, par value $0.001 per share.
Effective at 5:00 p.m. (Delaware time) on February 13, 2015 (such time on such date, the “Effective Time”), each ten (10) shares of the Corporation’s common stock, par value $0.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one (1) share of fully paid and nonassessable Common Stock.”
THIRD: This Certificate of Amendment of the Restated Certificate of Incorporation so adopted reads in full as set forth above and is hereby incorporated herein by this reference. All other provisions of the Restated Certificate of Incorporation remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by the Secretary on February 12, 2015.

IKANOS COMMUNICATIONS, INC.

By:	/s/ ANDREW S. HUGHES
Andrew S. Hughes Vice President, General Counsel & Corporate Secretary

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